Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
March 13, 2002

                    Emergisoft Announces Reverse Stock Split
                    ----------------------------------------

Arlington, Texas - (March 13, 2002)

     Emergisoft Holding, Inc. (OTC:ESHI) announced today that it will decrease the number of common stock shares it is authorized to issue from 750,000,000 to 37,500,000 to be effective on March 31, 2002. Correspondingly, Emergisoft will effectuate a 20-for-1 reverse stock split of its outstanding shares of common stock. The total current number of the company's issued and outstanding shares of common stock is 199,097,069. Following the reverse split, the total number of outstanding shares of common stock will be 9,954,854.


     Dan Witte, Chief Executive Officer and President of Emergisoft said, "The Board of Directors felt this action was necessary to position the company for its future capital needs and to make the company's stock more attractive in the current trading market. Improved access to capital will help achieve the anticipated growth of the company."

About Emergisoft Corporation

     Arlington, Texas-based Emergisoft Corporation (OTC:ESHI) is a leader in the design and implementation of clinical patient management systems for hospital Emergency Department automation across the United States. Their newest release, CareLyncEDTM, was designed to eliminate the time consuming collection of repetitive clinical data. The one-of-a-kind, professional grade, open system software, uses cutting edge technology and graphics to streamline patient documentation, protect against errors and litigation, fulfill government compliance, optimize revenue recovery and control physician and nurse cost and charges. For additional information about Emergisoft and CareLyncEDTM, please visit Emergisoft on the Internet at www.emergisoft.com.

************Contact: Vicki Judd                 Ann Crossman
                     Emergisoft        or       Emergisoft
                     817-633-6665               817-633-6665
                     vjudd@emergisoft.com       acrossman@emergisoft.com

     The statements in this press release regarding projections of revenues or income or similar items, such as statements pertaining to future revenues, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks relating to technological change and new product development, quality assurance and product acceptance concerns, competition for customers, government regulation and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.